SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Under Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2010

ResMed Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15317	98-0152841
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9001 Spectrum Center Blvd.

San Diego, California 92123

(Address of Principal Executive Offices)

(858) 836-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Disclosure of Results of Operations and Financial Condition.

On August 5, 2010 we issued the press release attached as Exhibit 99.1. It is incorporated into this report by reference. The press release describes the results of our operations for the quarter and fiscal year ended June 30, 2010.

Item 8.01.	Other Events

We also announced today that our board of directors approved a two-for-one stock split of the company’s outstanding shares of common stock, payable in the form of a 100% stock dividend.

Stockholders of record on the New York Stock Exchange at the close of trading on August 17, 2010 will receive one additional share of common stock for each share held on that date. The common stock will be distributed to shareholders on or about August 30, 2010, by ResMed’s NYSE transfer agent, American Stock Transfer and Trust Company, LLC. The common stock is expected to begin trading on a post-split basis on the NYSE beginning on August 31, 2010 or one day following the distribution date.

Holders of CHESS Depositary Interests (CDIs) on the Australian Stock Exchange (ASX) will also receive a bonus issue of one additional CDI for every CDI held on the ASX record date of August 18, 2010. Unlike the shares on the NYSE, the existing CDIs are expected to be quoted on an “ex-bonus” basis on August 12, 2010 on the ASX (ASX Code: RMD), and bonus CDI’s will be quoted on a deferred settlement basis (ASX Code: RMDBN). ResMed is seeking a waiver from the ASX that would, if granted, suspend the conversion of shares between the NYSE common stock and ASX CDIs during the time period between August 12th and August 31 st. The bonus CDIs will be distributed by ResMed’s ASX share registry, Computershare Limited, on or about August 31, 2010, and normal trading will begin on the following day.

As of July 30, 2010, we had common stock outstanding of approximately 76 million shares. Following the stock distribution, the number of outstanding shares will increase to approximately 152 million shares.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibits:	Description of Document

99.1	Press Release dated August 5, 2010 regarding results of operations

SIGNATURES

We have authorized the person whose signature appears below to sign this report on our behalf, in accordance with the Securities Exchange Act of 1934.

Date: August 5, 2010	RESMED INC.
(registrant)

	By:	/S/ BRETT SANDERCOCK
	Name:	Brett Sandercock
	Its:	Chief Financial Officer

EXHIBIT INDEX

Exhibits:	Description of Document

99.1	Press Release dated August 5, 2010 regarding results of operations